Exhibit 99.1

Blackbaud, Inc. Announces Third Quarter 2014 Results
Achieves 13.1% Revenue Growth; Non-GAAP Organic Revenue Growth of 7.3%
Increases 2014 Financial Guidance for Non-GAAP Financial Measures: Revenue, Income from Operations and Diluted EPS

Charleston, S.C. (October 29, 2014) - Blackbaud, Inc. (NASDAQ:BLKB), a leading global provider of software and services for the philanthropic and education communities, today announced financial results for its third quarter ended, September 30, 2014.

Third Quarter 2014 Highlights

•	Non-GAAP organic revenue growth accelerates to 7.3%

•	Total revenue growth of 13.1% to $144.6 million

•	Recurring revenue represented 71.8% of total revenue

•	Non-GAAP organic subscriptions revenue growth of 15.9%

•	Total subscriptions revenue growth of 28.8% to $67.0 million

•	Net income increased 10.5% to $10.4 million

•	Cash flow from operations of $40.4 million

•	Company increases financial guidance for 2014

Mike Gianoni, President and CEO, commented, "Our third quarter performance reflected solid growth of subscriptions, driven by many of our key products across the portfolio. Non-GAAP organic subscriptions revenue growth was nearly 16% while subscriptions growth on a GAAP basis was nearly 29% this quarter. The company has continued to accelerate non-GAAP organic revenue growth, and our momentum is continuing throughout our operations."

"Our recent acquisition of MicroEdge's leading cloud-based solutions in the foundation, grant-making and corporate markets, which was completed after the third quarter, dramatically expanded our total addressable market by more than $635 million. Together with our recent addition of WhippleHill, the MicroEdge acquisition continued to broaden the company's reach past our traditional focus on the fund-raising segment of the overall giving market. We are encouraged by opportunities we see to strengthen both of these businesses as part of Blackbaud and to further explore opportunities to expand our capabilities and growth opportunities over the longer-term," concluded Mr. Gianoni.

Third Quarter 2014 GAAP Financial Results

Blackbaud generated total revenue of $144.6 million for the third quarter of 2014, an increase of 13.1% compared to $127.9 million for the third quarter of 2013. Income from operations and net income were $13.5 million and $10.4 million, respectively, compared to $18.0 million and $9.4 million, respectively, for the third quarter of 2013. Diluted earnings per share was $0.23 for the third quarter of 2014, up from $0.21 in the same period last year.

Third Quarter 2014 Non-GAAP Financial Results

Blackbaud achieved non-GAAP organic revenue growth of 7.3% in the third quarter, reflecting accelerated subscriptions growth and broad-based contribution from its portfolio of integrated solutions. Non-GAAP organic revenue growth and non-GAAP organic subscriptions revenue growth includes $4.9 million of incremental non-GAAP revenue in the third quarter of 2013 as if the company had applied gross revenue accounting for certain payments solutions in 2013 on a basis consistent with the current period and excludes incremental acquisition-related GAAP revenue of $2.2 million and GAAP subscriptions revenue of $1.1 million, respectively.

Non-GAAP income from operations was $27.2 million for the third quarter of 2014, compared to $28.9 million in the same period last year. Non-GAAP net income was $15.8 million, or $0.35 per diluted share for the third quarter of 2014, compared to $16.7 million, or $0.37 per diluted share in the same period last year. An explanation of these measures is included below under the heading "Non-GAAP Financial Measures."

Tony Boor, Senior Vice President and CFO, commented, "We are very pleased with our continued strong momentum in the third quarter, which spanned across all areas of the organization. The company's year-to-date performance has benefited from past investments in process improvement, automation and systems, which are largely completed; and increasing momentum from ongoing investments in our sales, sales support, marketing, product management and engineering teams, positioning us well for future growth."

"The company continued to return cash to shareholders through a quarterly dividend, and generated $40.4 million of cash flow from operations in the third quarter, despite the increased cash taxes we are now paying. Also, we have invested $11.5 million year-to-date of the previously announced $17 million of 2014 incremental investments in key areas to drive growth, product innovation, operational excellence and efficiency," concluded Mr. Boor.

Full-Year Financial Guidance Update

Blackbaud achieved better than expected third quarter and year-to-date financial performance, with non-GAAP organic revenue growth of 6.9% year-to-date. The company expects this level of performance to continue for the remainder of 2014. Additionally, the company will benefit from an incremental revenue contribution from MicroEdge. As a result of these increases, Blackbaud announced today that it is increasing its 2014 full-year financial guidance for non-GAAP revenue to a range from $565.0 million to $570.0 million, for non-GAAP income from operations to a range from $98.0 million to $102.5 million and for non-GAAP diluted earnings per share to a range from $1.25 to $1.29. The updated guidance range for non-GAAP revenue, non-GAAP income from operations and non-GAAP diluted earnings per share represent increases of $15.0 million, $3.25 million and $0.06, respectively, from previously provided 2014 full-year guidance ranges at the respective midpoints for each financial measure.

Balance Sheet and Cash Flow

The company ended the third quarter with $54.0 million of cash, compared to $24.8 million on June 30, 2014. The company generated $40.4 million in cash flow from operations during the third quarter and returned $5.6 million to stockholders by way of dividend and had cash outlays of $5.4 million for capital expenditures and capitalized software.

To fund the acquisition of MicroEdge on October 1, 2014, the company paid $20.0 million of cash on hand and drew down $140.0 million of cash from its $250.0 million revolving credit commitments under its senior secured credit facility. Following the draw down, the total amount outstanding on the letters of credit, revolving credit loans and term loan was $315.2 million. Additional details related to the acquisition of MicroEdge can be found in the company's filings with the SEC at www.sec.gov and on the company’s website at www.blackbaud.com/investorrelations.

Dividend

Blackbaud announced today that its Board of Directors has approved a fourth quarter 2014 dividend of $0.12 per share payable on December 15, 2014 to stockholders of record on November 28, 2014.

Conference Call Details

Blackbaud will host a conference call tomorrow, October 30, 2014, at 8:00 a.m. (Eastern Time) to discuss the company's financial results, operations and related matters. To access this call, dial 1-888-461-2018 (domestic) or 1-719-785-1745 (international) and enter passcode 776711. To access a replay of this conference call, which will be available through November 13, 2014, dial 1-888-203-1112 (domestic) or 1-719-457-0820 (international), and enter passcode 6912017. A live webcast of this conference call will be available on the "Investor Relations" page of the company's website at www.blackbaud.com/investorrelations and a replay will be archived on the website as well.

Investors and others should note that we announce material financial information to our investors using our website, www.blackbaud.com, SEC filings, press releases, public conference calls and webcasts. We use these channels as well as social media to communicate with our customers and public about our company, our services and other issues. It is possible that the information we post on social media could be deemed material information. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on the social media channels listed on the “Investor Relations” page of the company’s website at www.blackbaud.com/investorrelations.

About Blackbaud

Serving the philanthropic and education communities for more than 30 years, Blackbaud (NASDAQ:BLKB) combines technology solutions and expertise to help organizations achieve their missions. Blackbaud works in over 60 countries to support more than 30,000 customers, including nonprofits, K12 private and higher education institutions, healthcare organizations, foundations and other charitable giving entities, and corporations. The company offers a full spectrum of cloud and on-premise solutions, and related services for organizations of all sizes, including nonprofit fundraising and relationship management, eMarketing, advocacy, accounting, payments, analytics, as well as grant management, corporate social responsibility, education and other solutions. Using Blackbaud technology, these organizations raise, invest, manage and award more than $100 billion each year. Recognized as a top company, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada, the Netherlands, Ireland and the United Kingdom. For more information, visit www.blackbaud.com.

Forward-looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: estimates for achievement of 2014 full-year financial goals; expectations for continued performance in 2014 that is better than expected; expectations for incremental revenue from the acquisition of MicroEdge; expansion of our total addressable market; opportunities to strengthen acquired businesses and our capabilities and growth opportunities from the acquisitions of WhippleHill and MicroEdge; our positioning for future growth; and investments in 2014. These statements involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: management of integration of acquired companies; uncertainty regarding increased business and renewals from existing customers; a shifting revenue mix that may impact gross margin; continued success in sales growth; risks related to our dividend policy and stock repurchase program, including the possibility that we might discontinue payment of dividends; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department. Blackbaud assumes no obligation and does not intend to update these forward-looking statements, except as required by law. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.

Non-GAAP Financial Measures

Blackbaud has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP income from operations, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted earnings per share. The company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the company recorded write-downs of deferred revenue to fair value, which resulted in lower recognized revenue. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP measures described above reverse the acquisition-related deferred revenue write-downs so that the full amount of revenue booked by the acquired companies is included, which we believe provides a more accurate representation of a revenue run-rate in a given period. In addition to reversing write-downs of acquisition-related deferred revenue, non-GAAP financial measures discussed above exclude items such as stock-based compensation expense, amortization of intangibles arising from business combinations, impairment of capitalized software development costs due to a business combination, acquisition-related integration costs, acquisition-related expenses, CEO transition costs, restructuring costs and loss on debt extinguishment and termination of derivative instruments, because they are not directly related to our performance in any particular period, but are for our long-term benefit over multiple periods.

In addition, we discuss non-GAAP organic revenue growth and non-GAAP organic subscriptions revenue growth, which presents prior period revenue on a basis consistent with the current period by reflecting certain revenue in the 2013 period on a gross basis rather than a net basis and excluding incremental acquisition-related GAAP revenue. We gross up the prior period revenue and exclude current period acquisition-related revenue in this non-GAAP measure because we believe it provides a useful tool for evaluating the growth of our historical business on a consistent basis.

Blackbaud uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Blackbaud's ongoing operational performance. Blackbaud believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial results from period to period with other companies in Blackbaud's industry, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. In addition, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Investors are also encouraged to refer to previously released financial information on the “Investor Relations” page of our website at www.blackbaud.com/investorrelations for analysis of Blackbaud’s historical financial statements for the four quarters and year ended December 31, 2013 that is intended to assist with the evaluation of the company and its performance in light of the change in presentation of our payments solutions from a net to gross basis. That financial information includes non-GAAP operating results as if the previously disclosed change in presentation effective October 1, 2013 had instead occurred on January 1, 2013, which provides the 2013 period base revenue used in calculating non-GAAP organic revenue growth. That financial information also includes operating results as if the previously disclosed change in presentation effective October 1, 2013 had not occurred.

Investor Contact:
Robert Weiner
Blackbaud, Inc.
843-654-3138
rob.weiner@blackbaud.com

Media Contact:
Nicole McGougan
Blackbaud, Inc.
843-654-3307
nicole.mcgougan@blackbaud.com

Blackbaud, Inc.
Consolidated balance sheets
(Unaudited)

(in thousands, except share amounts)	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$53,960	$11,889
Donor restricted cash	50,075	107,362
Accounts receivable, net of allowance of $4,381 and $5,613 at September 30, 2014 and December 31, 2013, respectively	69,194	66,969
Prepaid expenses and other current assets	30,800	30,115
Deferred tax asset, current portion	6,807	13,434
Total current assets	210,836	229,769
Property and equipment, net	48,014	49,550
Goodwill	274,065	264,599
Intangible assets, net	147,422	143,441
Other assets	22,647	19,251
Total assets	$702,984	$706,610
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$13,346	$10,244
Accrued expenses and other current liabilities	42,938	40,443
Donations payable	50,075	107,362
Debt, current portion	4,372	17,158
Deferred revenue, current portion	195,319	181,475
Total current liabilities	306,050	356,682
Debt, net of current portion	166,771	135,750
Deferred tax liability	30,447	36,880
Deferred revenue, net of current portion	9,440	9,099
Other liabilities	6,140	6,655
Total liabilities	518,848	545,066
Commitments and contingencies
Stockholders’ equity:
Preferred stock; 20,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value; 180,000,000 shares authorized, 55,891,319 and 55,699,817 shares issued at September 30, 2014 and December 31, 2013, respectively	56	56
Additional paid-in capital	237,152	220,763
Treasury stock, at cost; 9,603,149 and 9,573,102 shares at September 30, 2014 and December 31, 2013, respectively	(184,299)	(183,288)
Accumulated other comprehensive loss	(1,061)	(1,385)
Retained earnings	132,288	125,398
Total stockholders’ equity	184,136	161,544
Total liabilities and stockholders’ equity	$702,984	$706,610

Blackbaud, Inc.
Consolidated statements of comprehensive income
(Unaudited)

(in thousands, except share and per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue
License fees	$2,747	$3,831	$11,195	$12,801
Subscriptions	67,043	52,034	190,296	151,754
Services	35,843	35,411	95,768	95,617
Maintenance	36,821	34,722	109,000	102,992
Other revenue	2,144	1,856	5,349	5,781
Total revenue	144,598	127,854	411,608	368,945
Cost of revenue
Cost of license fees	376	492	1,403	1,860
Cost of subscriptions	33,257	21,482	95,130	63,470
Cost of services	27,111	26,121	78,914	78,023
Cost of maintenance	6,147	6,653	17,544	19,088
Cost of other revenue	1,257	1,366	3,183	3,864
Total cost of revenue	68,148	56,114	196,174	166,305
Gross profit	76,450	71,740	215,434	202,640
Operating expenses
Sales and marketing	27,098	23,833	78,647	72,648
Research and development	19,707	16,547	54,265	49,459
General and administrative	15,519	12,628	42,118	38,219
Restructuring	—	110	—	3,466
Amortization	624	614	1,629	1,928
Total operating expenses	62,948	53,732	176,659	165,720
Income from operations	13,502	18,008	38,775	36,920
Interest income	17	16	46	53
Interest expense	(1,272)	(1,394)	(4,059)	(4,585)
Loss on debt extinguishment and termination of derivative instruments	—	—	(996)	—
Other income (expense), net	29	(140)	18	(346)
Income before provision for income taxes	12,276	16,490	33,784	32,042
Income tax provision	1,896	7,097	10,310	13,360
Net income	$10,380	$9,393	$23,474	$18,682
Earnings per share
Basic	$0.23	$0.21	$0.52	$0.42
Diluted	$0.23	$0.21	$0.51	$0.41
Common shares and equivalents outstanding
Basic weighted average shares	45,196,277	44,735,425	45,160,434	44,583,623
Diluted weighted average shares	45,883,570	45,569,275	45,704,157	45,332,617
Dividends per share	$0.12	$0.12	$0.36	$0.36
Other comprehensive income (loss)
Foreign currency translation adjustment	(232)	94	(62)	113
Unrealized gain (loss) on derivative instruments, net of tax	468	(97)	386	451
Total other comprehensive income (loss)	236	(3)	324	564
Comprehensive income	$10,616	$9,390	$23,798	$19,246

Blackbaud, Inc.
Consolidated statements of cash flows
(Unaudited)

	Nine months ended September 30,
(in thousands)	2014	2013
Cash flows from operating activities
Net income	$23,474	$18,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,586	32,085
Provision for doubtful accounts and sales returns	3,837	1,072
Stock-based compensation expense	12,492	12,968
Excess tax benefits from stock-based compensation	(3,762)	—
Deferred taxes	86	9,192
Impairment of capitalized software development costs due to business combination	775	—
Amortization of deferred financing costs and discount	524	720
Loss on debt extinguishment and termination of derivative instruments	996	—
Other non-cash adjustments	1,672	210
Changes in operating assets and liabilities, net of acquisition of businesses:
Accounts receivable	(1,261)	3,203
Prepaid expenses and other assets	(255)	10,092
Trade accounts payable	939	(1,466)
Accrued expenses and other liabilities	2,902	(18,643)
Donor restricted cash	57,059	26,626
Donations payable	(57,059)	(26,626)
Deferred revenue	10,487	9,855
Net cash provided by operating activities	85,492	77,970
Cash flows from investing activities
Purchase of property and equipment	(8,317)	(13,407)
Purchase of net assets of acquired companies, net of cash acquired	(33,275)	(876)
Capitalized software development costs	(6,287)	(2,371)
Net cash used in investing activities	(47,879)	(16,654)
Cash flows from financing activities
Proceeds from issuance of debt	201,000	63,100
Payments on debt	(181,095)	(104,900)
Debt issuance costs	(2,484)	—
Proceeds from exercise of stock options	182	335
Excess tax benefits from stock-based compensation	3,762	—
Dividend payments to stockholders	(16,631)	(16,458)
Net cash provided by (used in) financing activities	4,734	(57,923)
Effect of exchange rate on cash and cash equivalents	(276)	(205)
Net increase in cash and cash equivalents	42,071	3,188
Cash and cash equivalents, beginning of period	11,889	13,491
Cash and cash equivalents, end of period	$53,960	$16,679

Blackbaud, Inc.
Reconciliation of GAAP to Non-GAAP financial measures
(Unaudited)

(in thousands, except per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue	$144,598	$127,854	$411,608	$368,945
Non-GAAP adjustments:
Add: Acquisition-related deferred revenue write-down	1,600	119	1,600	985
Total Non-GAAP adjustments	1,600	119	1,600	985
Non-GAAP revenue	$146,198	$127,973	$413,208	$369,930

GAAP gross profit	$76,450	$71,740	$215,434	$202,640
GAAP gross margin	53%	56%	52%	55%
Non-GAAP adjustments:
Add: Acquisition-related deferred revenue write-down	1,600	119	1,600	985
Add: Stock-based compensation expense	882	908	2,711	3,016
Add: Amortization of intangibles from business combinations	5,710	5,508	16,477	16,598
Add: Acquisition-related integration costs	—	79	—	678
Total Non-GAAP adjustments	8,192	6,614	20,788	21,277
Non-GAAP gross profit	$84,642	$78,354	$236,222	$223,917
Non-GAAP gross margin	58%	61%	57%	61%

GAAP income from operations	$13,502	$18,008	$38,775	$36,920
GAAP operating margin	9%	14%	9%	10%
Non-GAAP adjustments:
Add: Acquisition-related deferred revenue write-down	1,600	119	1,600	985
Add: Stock-based compensation expense	4,448	3,072	12,492	12,968
Add: Amortization of intangibles from business combinations	6,334	6,122	18,106	18,526
Add: Impairment of capitalized software development costs due to business combination	—	—	770	—
Add: Acquisition-related integration costs	238	170	335	1,416
Add: Acquisition-related expenses	1,080	—	1,145	—
Add: CEO transition costs	—	636	870	1,275
Add: Restructuring costs	—	109	—	3,466
Add: Employee severance	—	625	—	625
Total Non-GAAP adjustments	13,700	10,853	35,318	39,261
Non-GAAP income from operations	$27,202	$28,861	$74,093	$76,181
Non-GAAP operating margin	19%	23%	18%	21%

GAAP net income	$10,380	$9,393	$23,474	$18,682

Shares used in computing GAAP diluted earnings per share	45,884	45,569	45,704	45,333
GAAP diluted earnings per share	$0.23	$0.21	$0.51	$0.41

Non-GAAP adjustments:
Add: Total Non-GAAP adjustments affecting income from operations	13,700	10,853	35,318	39,261
Add: Loss on debt extinguishment and termination of derivative instruments	—	—	996	—
Less: Tax impact related to Non-GAAP adjustments	(8,236)	(3,567)	(17,028)	(14,449)
Non-GAAP net income	$15,844	$16,679	$42,760	$43,494

Shares used in computing Non-GAAP diluted earnings per share	45,884	45,569	45,704	45,333
Non-GAAP diluted earnings per share	$0.35	$0.37	$0.94	$0.96

Blackbaud, Inc.
Reconciliation of GAAP to Non-GAAP financial measures
(Unaudited)

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Detail of certain Non-GAAP adjustments:
Stock-based compensation expense:
Cost of revenue
Cost of subscriptions	$192	$340	$556	$755
Cost of services	529	468	1,653	1,905
Cost of maintenance	161	100	502	356
Subtotal	882	908	2,711	3,016
Operating expenses
Sales and marketing	562	512	1,621	1,755
Research and development	762	762	2,186	2,977
General and administrative	2,242	890	5,974	5,220
Subtotal	3,566	2,164	9,781	9,952
Total stock-based compensation expense	$4,448	$3,072	$12,492	$12,968

Amortization of intangibles from business combinations:
Cost of revenue
Cost of license fees	$88	$87	$262	$334
Cost of subscriptions	4,721	4,657	13,715	13,968
Cost of services	768	631	2,100	1,897
Cost of maintenance	114	114	344	342
Cost of other revenue	19	19	56	57
Subtotal	5,710	5,508	16,477	16,598
Operating expenses	624	614	1,629	1,928
Total amortization of intangibles from business combinations	$6,334	$6,122	$18,106	$18,526